                                 TREADCO, INC.
                             1101 SOUTH 21ST STREET
                           FORT SMITH, ARKANSAS 72901

                                 March 23, 1999

Dear Stockholder:

     Enclosed for your consideration is a Recommendation Statement, dated March 23, 1999 of Treadco, Inc., a Delaware corporation (the "Company") relating to the Offer to Purchase, dated March 23, 1999 (the "Offer to Purchase") pursuant to which Arkansas Best Corporation, a Delaware corporation ("Parent") is making an offer to purchase all the outstanding shares (not owned by Parent) of the Common Stock, par value $0.01 per share (the "Common Stock"), including associated common stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") of the Company at $9.00 per Share, net to the seller in cash, without interest, upon the terms and conditions set forth in the Offer to Purchase. Enclosed is a copy of Parent's Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your Shares.

     THE BOARD OF DIRECTORS OF THE COMPANY, UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED THE OFFER (THE "OFFER") AND RELATED MERGER (THE "MERGER") REFERRED TO IN THE RECOMMENDATION STATEMENT AND THE OFFER TO PURCHASE AND HAS DETERMINED THAT THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (OTHER THAN THE PARENT) AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The recommendation of the Board of Directors of the Company, the background of the Offer and Merger, the opinion and a summary of the analysis of the financial advisor to the Special Committee, and other relevant information is set forth in detail in the attached Recommendation Statement, and Parent's Offer to Purchase. You are encouraged to review these materials carefully before making a decision with respect to the Offer.

                                            Sincerely,

                                            John R. Meyers
                                            President and Chief Executive
                                            Officer